Exhibit 99.4

*THIS IS A REMINDER*

YOU WERE PREVIOUSLY SENT PROXY SOLICITING INFORMATION PERTAINING TO THE GENERAL MOTORS CORPORATION MEETING OF SHAREHOLDERS. ACCORDING TO OUR LATEST RECORDS, WE HAVE NOT RECEIVED YOUR VOTING INSTRUCTION(S) ON THE MATTERS TO BE THE CONSIDERED AT THIS MEETING.


A GM stockholder, John Lauve, recently filed materials with the Securities and Exchange Commission indicating that he may seek proxies for his own slate of director candidates at the Annual Meeting. GM's Board believes that electing the Lauve slate is not in the best interests of our stockholders and strongly recommends that you vote in favor of the Board's nominees, who are described in the proxy material found at the Web site http://proxystatement.gm.com. The Board also urges you to vote NO on items 3 through 8 in the proxy statement.


This a NOTIFICATION of the:

GENERAL MOTORS CORPORATION 2006 Annual Meeting of Stockholders.

MEETING DATE: June 6, 2006
RECORD DATE: April 7, 2006
CUSIP NUMBER: 370442105

ACCOUNT NUMBER: 3456789012345678901

CONTROL NUMBER: 012345678901

You can enter your voting instructions and view the shareholder material at the following Internet site. If your browser supports secure transactions you will be automatically directed to a secure site.

http://www.proxyvote.com/0012345678901


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The relevant supporting documentations can also be found at the following
Internet site(s):

Annual Report
http://www.gm.com/company/investor_information/stockholder_info/index.html

Proxy Statement
http://www.gm.com/company/investor_information/stockholder_info/ann_mtg/
index.html



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Your InvestorDelivery Enrollment Number is:
M012345678901



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